Exhibit 5.2

Charles J. Bair

T: +1 858 550 6142

cbair@cooley.com

June 18, 2024

UroGen Pharma Ltd.

400 Alexander Park Drive, 4th Floor

Princeton, NJ 08540

Ladies and Gentlemen:

We have acted as special U.S. counsel to UroGen Pharma Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the offering and sale by the Company of 5,000,000 ordinary shares, par value NIS 0.01 per share, of the Company (the “Shares”); and pre-funded warrants (the “Warrants”) to purchase 1,142,857 ordinary shares (the “Warrant Shares”), pursuant to the Registration Statement on Form S-3, as amended (File No. 333-268398) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement relating to the Shares, the Warrants and the Warrant Shares filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the form of Warrant to be filed as an exhibit to a Current Report of the Company on Form 8-K, and (c) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons, including the Company, where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company. We have not independently verified such matters.

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion as to whether the laws of any other particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. We note that the Company is organized under the laws of the State of Israel. We have assumed all matters determinable under the laws of the State of Israel, including without limitation the valid existence and good standing of the Company, the corporate power of the Company to authorize, execute and deliver the Warrants and perform its obligations thereunder and the due authorization of the Warrants by the Company, and the due authorization of the ordinary shares of the Company underlying the Warrants.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117

t: +1 858 550 6000 f: +1 858 550-6420 cooley.com

UroGen Pharma Ltd.

June 18, 2024

Page Two

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies, (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights, (f) restricts non-written modifications and waivers, (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (h) relates to exclusivity, election or accumulation of rights or remedies, (i) authorizes or validates conclusive or discretionary determinations, or (j) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants, when duly executed and delivered against payment therefor as provided in the Registration Statement and the Prospectus, will constitute binding obligations of the Company.

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Charles Bair
Charles Bair

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117

t: +1 858 550 6000 f: +1 858 550-6420 cooley.com